Exhibit 10.2
Hand Delivered

September 29, 2016

Christine Battist

Re:    Separation Agreement and Release

Dear Christine:

As we have discussed with you, your employment with Silver Bay Property Corp. (“Silver Bay”) will terminate effective September 29, 2016. Pursuant to the Severance and Change in Control Agreement among you, Silver Bay Property Corp., and Silver Bay Realty Trust Corp., dated January 21, 2016 (the “Severance Agreement”), Silver Bay Property Corp. is willing to provide you with the separation pay and benefits described in the Severance Agreement in exchange for your agreement to the terms and conditions of this Separation Agreement and Release (“Agreement”).

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.

a.    Your employment with Silver Bay (and any all related entities) ended effective September 29, 2016 (the “Separation Date”). If you are an officer of Silver Bay or any related entities, effective upon the Separation Date you resign all such positions, and you agree to execute any and all documents necessary or helpful to effectuate such resignation(s).

b.    Upon your receipt of (i) your final paycheck, which includes payment for services for the final payroll period through the Separation Date, and (ii) reimbursement for unreimbursed business expenses incurred by you on or before the Separation Date which are reimbursable under Silver Bay’s business expense reimbursement policies (provided, however, that you must provide Silver Bay with receipts and supporting documents for such expenses within 45 days of the Separation Date in order to be reimbursed), you will have received all wages and payments owed to you by virtue of your employment or termination thereof.

c.    Upon your receipt of payment in the amount of $8,087.21, less applicable payroll taxes, deductions, and withholding, which represents payment for 67.29 hours of accrued and unused vacation at your regular rate, you will have received all benefits owed to you by virtue of your employment or termination thereof.

d.    The COBRA period for continuation of your insurance coverage under Silver Bay’s group plans will begin on the first day of the month immediately following the Separation

Date. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

e.    During your employment with Silver Bay, you were granted various restricted stock pursuant to Silver Bay Realty Trust Corp.’s 2012 Equity Incentive Plan. As of the Separation Date you were (i) vested in 24,086 time-based-share units, (ii) unvested in 11,157 time-based-vesting share units, (iii) vested in 0 performance-based-vesting share units, and (iv) unvested in 25,000 performance-based-vesting share units. Effective upon the Separation Date, Silver Bay will accelerate the vesting of the unvested 11,157 time-based-vesting share units of restricted stock in Silver Bay. By accelerating the vesting of your unvested shares of restricted stock, you may be subject to adverse tax consequences, including receipt of additional ordinary income, which will be subject to payroll taxes, deductions, and withholding. The 25,000 unvested performance-based-vesting share units will automatically terminate and be canceled on the Separation Date, and you hereby fully and forever waive and release any and all right to such terminated and canceled restricted shares.

f.    You are not eligible for any other payments or benefits by virtue of your employment or termination thereof except for those expressly described in this Agreement. You will receive the payments described in this Section 1 whether or not you sign this Agreement. You will not receive the separation pay and benefits described in Section 2 of this Agreement if (i) you do not sign this Agreement, (ii) pursuant to Section 5 below, you rescind your release of claims and Silver Bay then elects to void the Agreement, or (iii) you violate any of the terms and conditions set forth in this Agreement.

2.    Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Silver Bay agrees as follows:

a.    To pay you one (1) year’s base salary severance, in the amount of $250,000.00, less applicable payroll taxes, deductions, and withholding, to be paid in a lump sum on the first payroll cycle immediately following the 60th day after the Separation Date, provided that you have duly executed and delivered to Silver Bay this Agreement and the Agreement has not been rescinded (in whole or in part) and has become irrevocable on or before the 60th day. The payments described in Sections 2.a. and 2.b. will be considered timely if placed in the U.S. Mail, postage prepaid, and postmarked on the date payment is due. If the date payment would be due falls on a weekend or holiday, payment will be considered timely if it is placed in the U.S. Mail, postage prepaid, on the next business day following the weekend or holiday.

b.    To pay you a Pro-Rated Bonus for the current fiscal year in the amount of $168,287.67, less applicable payroll taxes, deductions, and withholding, to be paid in a lump sum on the first payroll cycle immediately following the 60th day after the Separation Date, provided that you have duly executed and delivered to Silver Bay this Agreement and the Agreement has not been rescinded (in whole or in part) and has become irrevocable on or before the 60th day.

c.    If you elect pursuant to COBRA to continue to participate in Silver Bay’s group health insurance plan, to reimburse you for the ordinary employer share of the premiums (equal to the ordinary employer share paid on behalf of similarly-situated active employees) for coverage under Silver Bay’s group health insurance plan for up to a maximum of 18 continuous months immediately following the Separation Date. You will continue to be responsible to pay the full premiums and comply with Silver Bay’s expense reimbursement policies to obtain reimbursement under this section. Silver Bay will discontinue payments under this Section 2.d. before the end of the 18-month period if, and at such time as, you (i) are covered under a group health insurance plan that provides substantially equivalent health insurance coverage through a new employer or self-employment, or (ii) cease to participate, for whatever reason, in Silver Bay’s group health insurance plan. You agree to promptly provide Silver Bay notice if you become covered under the group health insurance plan of a new employer or through self-employment. The payments described in this section will be subject to payroll taxes, deductions, and withholding, and such additional taxes to the extent necessary to avoid adverse consequences to you or Silver Bay (or any related entity) under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010. Silver Bay has the right to modify or terminate its group insurance plans at any time and you will have the same right to participate in Silver Bay’s group insurance plans only as is provided on an equivalent basis to Silver Bay’s employees. The COBRA period for continuation of your insurance coverage under Silver Bay’s group plans will begin on the date set forth in Section 1.d. above.

3.    Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    Except as to claims that cannot be released under applicable law, you hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Silver Bay, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for any of the following:

•	wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits;

•
defamation of any kind including, but not limited to, libel, slander; invasion of privacy; negligence; emotional distress; breach of express, implied or oral contract; estoppel; fraud; intentional or negligent misrepresentation; breach of any implied covenants; wrongful prosecution; assault or battery; negligent hiring, supervision or retention;

•	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);

•	violation of any of the following:

o	the United States Constitution,

o	the Minnesota Constitution,

o	the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq.,

o	Minn. Stat. Chapters 177 and 181,

o	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.,

o	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,

o	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.,

o	Civil Rights Act of 1866, 42 U.S.C. § 1981,

o	Civil Rights Act of 1991, 42 U.S.C. § 1981a,

o	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.,

o	the Genetic Information Nondiscrimination Act of 2008,

o	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.,

o	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.,

o	the National Labor Relations Act, 29 U.S.C. § 151 et seq.,

o	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.,

o	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.,

o	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., or

o
any other federal, state or local statute prohibiting harassment or discrimination in employment or granting rights to you arising out of the employment relationship with Silver Bay or termination thereof;

•	any claim for retaliation, including any claim for retaliation under Minn. Stat. Chapter 176; and

•
any claim for discrimination or harassment based on sex, race, color, creed, religion, age, national origin, marital status, familial status, sexual orientation, disability, genetic information, veteran or military status, status with regard to public assistance, or any other legally-protected class.

c.    You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with Silver Bay.

d.    You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any employee pension benefit plan (as defined in ERISA Section 3(2)) by virtue of your employment with Silver Bay, (ii) any rights or claims that may arise after the Agreement is signed, (iii) the post-employment separation pay and benefits specifically promised to you in Section 2 of this Agreement, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) the right to apply for state unemployment compensation benefits, (vi) the right to file a charge of alleged discrimination, harassment, or retaliation with a governmental agency such as the Equal Employment Opportunity Commission (although you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf) or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency, (vii) the right to file a charge or complaint with the Securities and Exchange Commission (“SEC”) or receive an award for information provided to the SEC, or (viii) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

e.    The “Released Parties,” as used in this Agreement, means Silver Bay Property Corp., Doherty Employment Group LLC, Oasis Outsourcing, and its and their related and affiliated entities (including but not limited to, Silver Bay Realty Trust Corp.), and its and their respective present and former officers, directors, shareholders, members, governors, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the above-described entities, in their official and individual capacities.

4.    Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that Silver Bay has informed you by this Agreement that (i) you have the right to consult with an attorney of your choice prior to signing this Agreement and Silver Bay encourages you to do so, and (ii) you are entitled to twenty-one (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. Silver Bay encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period. Changes to this Agreement, whether or not material, will not restart or extend this twenty-one (21) day consideration period.

5.    Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind (revoke) the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods will run concurrently. In order to be effective, the rescission must

a.    Be in writing; and

b.    Delivered to Daniel Buechler, Silver Bay, 3300 Fernbrook Lane N., Suite 210, Plymouth, MN 55447 by hand or mail within the required period; and

c.    If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Daniel Buechler, as set forth above, and sent by certified mail, return receipt requested.

If you rescind any part of this Agreement in accordance with this Section 5, Silver Bay will have the right to void this Agreement by giving you written notice within ten (10) calendar days after Silver Bay’s receipt of your rescission notice. If Silver Bay exercises its right to void the Agreement, then you will not receive or be entitled to the separation pay and benefits described in Section 2.

6.    Post-Employment Restrictions. In further consideration of the pay and benefits described in Section 2 of this Agreement, you hereby agree that you are, and will continue to be, bound by the Confidentiality, Nonsolicitation, and Inventions Agreement, dated September 26, 2014 (the “Confidentiality and Nonsolicitation Agreement”) and the post-employment nonsolicitation and confidentiality obligations and restrictions contained in Section 4 of the Severance Agreement. If you violate any of the post-employment restrictions, you will immediately forfeit all outstanding pay and benefits otherwise due under Section 2, and Silver Bay and/or any related company (individually and collectively, the “Company”) will be entitled to pursue its legal and equitable remedies, including recovery of pay and benefits provided to you pursuant to Section 2 of this Agreement.

7.    Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, are the sole property of Company. You further agree and represent that you have returned to Company all of its property, including but not limited to, all customer/resident and employee records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Company. In addition, if you have used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA’s, cell phones, iPhones, iPads, Smartphones, tablets, etc.) to receive, store, review, prepare or transmit any Company information, including but not limited to confidential and/or proprietary information (as defined in Section 7 below), you agree to provide Company a computer-useable copy of all such confidential and/or proprietary information and then permanently delete such information from those systems. You represent that you have fully complied with your obligations in this Section and agree to provide Company access to your system(s) as reasonably requested to verify that the necessary copying and deletion is completed.

8.    Confidential and Proprietary Information. You have had access in your employment to confidential and proprietary information of Company and agree that the release or disclosure of any confidential or proprietary information of Company will cause irreparable injury. You acknowledge that you have not used or disclosed (other than for Company’s sole benefit during your employment with Silver Bay), and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of Company. For purposes of this Agreement, the term “confidential or proprietary information” will include, but not be limited to, customer/resident lists and information pertaining to such lists; contact lists; and information about the personal or business affairs of Company’s customers/residents, vendors, or employees.

9.    Confidentiality and Nondisparagement.

a.    You promise and agree not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Agreement, or (ii) the substance and/or nature of any dispute between Company and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as required by law or permitted by this Section.

b.    You promise and agree not to make or induce any other person to make derogatory or disparaging statements (whether or not you believe the statements to be true) of any kind, oral or written, regarding the Released Parties (as defined in Section 3.e.) to any person or organization whatsoever.

c.    Provided, however, that nothing in this Section or elsewhere will limit (i) your obligation to give truthful testimony or information to a court or governmental agency when required to do so by subpoena, court order, law, or administrative regulation, (ii) your legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of alleged discrimination, harassment, or retaliation filed with a governmental agency, or (iii) you from reporting possible violations of law or regulation to the SEC or making disclosures that are protected under the whistleblower provisions of applicable law or regulation. Furthermore, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Under the DTSA, if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

10.    Remedies. If you breach any term of this Agreement, Company will be entitled to its available legal and equitable remedies.

11.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as, an admission by Company or you of any liability or unlawful conduct whatsoever. You and Company specifically deny any liability or unlawful conduct. By signing this Agreement, you acknowledge that you are not aware, to the best of your knowledge, of any conduct, on your part or on the part of another employee at Company, that violated the law or otherwise exposed Company to any liability, whether criminal or civil, and whether to any government, individual or other entity. Further, you acknowledge that you are not aware of any material violations by Company and/or its officers, administrators, directors, agents, attorneys, or employees of any statute, regulation or other rules that have not been addressed by Company through appropriate compliance and/or corrective action.

12.    Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Company. The rights and obligations of this Agreement will inure to the successors and assigns of Company.

13.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Agreement will remain in effect.

14.    Law Governing. This Agreement will be governed and construed in accordance with the laws of the State of Minnesota.

15.    Code Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” will have the same meaning as “separation from service” as defined in Code Section 409A. In no event whatsoever will Company be liable for any additional tax, interest, or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

16.    Full Agreement. This Agreement contains the full agreement between you and Company and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, including but not limited to the Severance Agreement. Notwithstanding the foregoing, if you have previously signed an agreement or agreements with Company containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions, your obligations under such agreement(s) (including but not limited to the Confidentiality and Nonsolicitation Agreement and the restrictions contained in the Severance Agreement) will continue in full force and effect according to their terms and will survive the termination of your employment.

17.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against Company and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

18.    Expiration of Offer. The offer contained in this Agreement will automatically expire at midnight on the twenty-first (21st) calendar day after you receive it not counting the date of receipt (the “Expiration Date”). After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing both copies no later than the Expiration Date. After you sign the Agreement, you should promptly return one copy of this Agreement to Daniel Buechler. You should keep the other copy for your records. If you do not sign this Agreement by the Expiration Date and promptly return it to Daniel Buechler, then the offer contained in this Agreement will automatically be revoked and you will not receive or be entitled to the separation pay and benefits described in Section 2 of the Agreement.

Thank you for your service to Silver Bay. We wish you well in your future endeavors.

Sincerely,

SILVER BAY REALTY TRUST CORP.

By /s/ Thomas W. Brock
Its Chief Executive Officer

SILVER BAY PROPERTY CORP.

By /s/ Thomas W. Brock
Its Chief Executive Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Christine Battist, acknowledge and agree to all of the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against Silver Bay and the other persons and entities defined as the Released Parties.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by Silver Bay except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with Silver Bay.

Date I received this Separation Agreement and Release: September 29, 2016

Accepted this 7 day of October         , 2016.

/s/ Christine Battist
Christine Battist